Exhibit 5.2

[LETTERHEAD OF SIMPSON THACHER & BARTLETT LLP]

February 28, 2017

Mizuho Financial Group, Inc.

1-5-5 Otemachi, Chiyoda-ku

Tokyo 100-8176, Japan

Ladies and Gentlemen:

We have acted as United States counsel to Mizuho Financial Group, Inc. (the “Company”), a joint stock corporation incorporated with limited liability under the law of Japan, in connection with the Registration Statement on Form F-3 (File No. 333-213187) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of U.S.$1,500,000,000 aggregate principal amount of 2.953% Senior Notes due 2022, U.S.$500,000,000 aggregate principal amount of 3.663% Senior Notes due 2027 and U.S.$1,250,000,000 aggregate principal amount of Senior Floating Rate Notes due 2022 (collectively, the “Securities”) pursuant to the Senior Indenture, dated as of September 13, 2016 (the “Indenture”), between the Company and The Bank of New York Mellon, as trustee (the “Trustee”).

We have examined the Registration Statement, the Indenture, a duplicate of the global notes representing the Securities, and the underwriting agreement, dated February 22, 2017 (the “Underwriting Agreement”), between the Company and the several underwriters named on Schedule A thereto. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We have also assumed that the Indenture is the valid and legally binding obligation of the Trustee.

We have assumed further that (1) the Company has been duly incorporated and is validly existing under the law of Japan and has duly authorized, executed, issued and delivered, as applicable, the Indenture, the Securities and the Underwriting Agreement in accordance with its Articles of Incorporation, its Regulations of the Board of Directors and the law of Japan, (2) the execution, delivery and performance by the Company of the Indenture, the Securities and the Underwriting Agreement do not and will not violate the law of Japan or any other applicable laws (excepting the law of the State of New York and the federal law of the United States) and (3) the execution, delivery and performance by the Company of the Indenture, the Securities and the Underwriting Agreement do not and will not constitute a breach or violation of any agreement or instrument which is binding upon the Company, or its Articles of Incorporation or its Regulations of the Board of Directors.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that assuming due authentication of the Securities by the Trustee, and upon payment and delivery in accordance with the Underwriting Agreement, the Securities will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

Our opinion set forth above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing and (iv) the effects of the possible application of foreign laws or foreign governmental or judicial action affecting creditors’ rights.

We do not express any opinion herein concerning any law other than the law of the State of New York and the federal law of the United States.

We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Form 6-K of the Company filed with the Commission in connection with the offer and sale of the Securities by the Company and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP